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                                                                Exhibit 10.15.1




July 20, 1999

Mr. Michael A. Clark
8514 Fulton Court
Oriando,FL 32835

Dear Mike:

         In consideration of your further employment with the Company, we are proposing the following Amendment to your Employment Offer letter dated February 27, 1997.

         SEVERANCE PACKAGE:

         The Company will provide you With a severance package in the event you are terminated without cause. Without cause shall mean for any reason other than:

         1. Illegal acts (other than minor traffic violations or misdemeanors), including but not limited to theft or embezzlement.

         2. Violation of published written policies of the Company or violation of any confidentiality or proprietary information agreement with the Company.

         3. Irresponsible unauthorized acts of a willful nature in the performance of duties or repeated failure to follow the reasonable directions of the Board of Directors or Officers, of the Company.

         The severance package will provide you with up to six (6) months bass salary, twenty-five percent (25%) of your annual bonus, and benefit continuance from the time of your involuntary termination for a six (6) month period. If you are employed within six (6) months of your termination from the Company, your severance payments Will stop at the time of your new employment. You will continue to vest your stock options during your severance period which may be up to six (6) months. If your employment is terminated without cause because of, or within one (1) year after, a sale of the Company, you Will receive six
(6) months compensation (base salary and bonus), plus six (6) months benefit continuance.


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         NON-DISPARAGEMENT

         You agree that should your employment with the Company terminate for any reason, you WILL not disparage the Company, which includes, but is not limited to, making negative comments about the Company, its products, its employees, Officers, or Board of Directors, or your employment with the Company. In addition, should your employment with the Company terminate for any reason, the Company agrees to not disparage you.

         NON-SOLICITATION:

         You agree that for six (6) months following the your employment with the Company, whether the termination shall be voluntary or involuntary, with or without cause, or for any other reason whatsoever, you shall not, directly or indirectly or on behalf of yourself or any other person or entity: (a) attempt to hire any other employee of the Company or otherwise encourage or attempt to encourage any other employee of the Company to leave employment with the Company; or (b) in any manner or at any time, solicit or encourage or discuss with any person, firm, corporation, or any business entity who are Customer of the Company and/or other employees of the Company to cease doing business with the Company and/or other employees of the Company. In the event you breach any term contained in this Section, you immediately waive any right or entitlement to the Severance Benefits described in the Employment Severance Agreement and will pay to the Company an amount equal to any portion of the Severance Benefits paid to you prior to your breach, in addition to any damages the Company may be able to recover.

         If you are in agreement With the terms of this Amendment, please sign and date below.

                                       Sincerely,


                                       /s/ Brian J. Andrew
                                       ----------------------------------------
                                           Brian J. Andrew

I accept the terms of this amendment to my offer of employment.


  /s/ Michael A. Clark
-----------------------------------
Name: Michael A. Clark

           8/2/99
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Date




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